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                     August 31, 2023

       Hui Yuan
       Chief Executive Officer
       Xiao-I Corporation
       7th floor, Building 398, No. 1555 West
       Jinshajiang Rd
       Shanghai, China 201803

                                                        Re: Xiao-I Corporation
                                                            Form 20-F/A for the
Fiscal Year Ended December 31, 2022
                                                            Filed August 10,
2023
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            Filed April 28,
2023
                                                            File No. 001-41631

       Dear Hui Yuan:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Fred Summer